Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

dated as of January 12, 2003

among

SYNOPSYS, INC.,

NEON ACQUISITION CORPORATION

and

NUMERICAL TECHNOLOGIES, INC.

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2003 (the “Agreement”), is among Synopsys, Inc., a Delaware corporation (“Parent”), Neon Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), and Numerical Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent and the Company, and Parent (in its capacity as sole stockholder of Purchaser), have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1), are advisable and fair to, and in the best interests of, their respective stockholders;

WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and by the Stockholder Tender Agreement (as defined below), and recommending that the Company’s stockholders approve the agreement of merger (as such term is used in Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”)) contained in this Agreement and the transactions contemplated hereby and tender their shares of Company Common Stock (as defined below) in the Offer (as defined below);

WHEREAS, in order to induce Parent and Purchaser to enter into this Agreement, and as a condition to their doing so, Parent is simultaneously entering into a stockholder tender agreement (the “Stockholder Tender Agreement”) with the Company’s directors and executive officers (and certain related persons and entities) owning shares of Company Common Stock, pursuant to which (i) such stockholders are, among other things, agreeing to tender, and not withdraw, all of such stockholders’ shares of Company Common Stock in the Offer upon the terms and conditions specified therein, and (ii) certain of such stockholders are agreeing to certain restrictive covenants.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

ARTICLE I

THE OFFER

1.1.    The Offer.    (a)  (i)  Provided that this Agreement shall not have been terminated in accordance with Article IX and that none of the events set forth in paragraph (2) of Exhibit A hereto shall have occurred and be continuing and the Company shall have filed, or shall be prepared to file upon commencement of the Offer, the Schedule 14D-9 (as defined below) as contemplated by Section 1.2(b) hereof, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than eight (8) Business Days following the public announcement of the terms of this Agreement)

commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) an offer to purchase all outstanding shares (individually, a “Share” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), at a price (such price, or any other price as may be paid in the Offer, the “Offer Price”) of $7.00 per Share, net to the seller in cash (the “Offer”). The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be the twentieth Business Day following the commencement of the Offer. Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) waive the Minimum Tender Condition (as defined in Exhibit A) or impose additional conditions to the Offer or (D) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii)  Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Parent and Purchaser of the Offer Conditions as of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Purchaser shall extend the Offer on one or more occasions for periods of up to 20 Business Days per extension if, at any scheduled expiration of the Offer, all of the Offer Conditions have not been satisfied or waived; provided, that if all Offer Conditions other than the Minimum Tender Condition are satisfied or waived as of any scheduled expiration of the Offer, Purchaser shall not be obligated to (but shall be entitled) to extend the Offer unless required by applicable law; and, provided, further, that if at any scheduled expiration of the Offer (x) the Offer Condition in paragraph 2(a) or 2(c) of Exhibit A has not been satisfied or (y) the Offer Condition in paragraph 2(d) of Exhibit A has not been satisfied and, in the case of clause (y), the breach or failure to perform or comply that has caused such non-satisfaction is not capable of being cured (it being understood that willful failure to comply with Section 7.3 is not capable of being cured) or, if capable of being cured, has not been cured within fifteen days after receipt by the Company of notice of such breach or failure, then Purchaser shall not be obligated (but shall be entitled) to extend the Offer. In addition, Purchaser may (without the consent of the Company) (A) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer, or (B) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company. Notwithstanding the foregoing, Purchaser will not extend the Offer beyond August 31, 2003 without the Company’s consent and Purchaser will not be required to extend the Offer beyond that date.

(b)  On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

(c)  Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

1.2.    Company Actions.    (a)  The Company hereby approves of and consents to the Offer and represents and warrants that (i) the making of any offer and proposal and the taking of any other action by Parent or Purchaser in connection with this Agreement and the Stockholder Tender Agreement and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of the Company in accordance with the terms and provisions of the Confidentiality Agreement entered into between the Company and Parent dated December 6, 2002 (the “Confidentiality Agreement”) and the Non-Solicitation Agreement entered into between the Company and Parent dated December 20, 2002 (the “Non-Solicitation Agreement”), (ii) its Board of Directors (at a meeting or meetings duly called and held) has (A) determined that the Offer and the Merger (as hereinafter defined) are advisable and fair to and in the best interests of, the stockholders of the Company, (B) approved and adopted the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement, (C) resolved to recommend acceptance of the Offer and approval and adoption of the agreement of merger contained in this Agreement by the stockholders of the Company, (D) irrevocably taken all necessary steps to approve Parent and Purchaser becoming “interested stockholders” within the meaning of Section 203 of the DGCL and causing said Section 203 to be inapplicable to Parent and Purchaser and to the Merger, the Stockholder Tender Agreement and the acquisition of Shares pursuant to the Offer and the Stockholder Tender Agreement, and (E) irrevocably resolved to elect, to the extent of the Board’s power and authority and to the extent permitted by law, not to be subject to any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or the Stockholder Tender Agreement, and (iii) Credit Suisse First Boston Corporation (the “Company Financial Advisor”), the Company’s independent financial advisor, has advised the Company’s Board of Directors that, in its opinion, the consideration to be paid in the Offer and the Merger to the Company’s stockholders is fair, from a financial point of view, to such stockholders.

(b)  Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing (subject to Section 7.3(b)) the recommendations of its Board of Directors described in Section 1.2(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

1.3.    Stockholder Lists.    In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

1.4.    Directors.    (a)  Promptly upon the purchase by Purchaser pursuant to the Offer or otherwise of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected. The Company will also use its best efforts to cause Persons designated by Purchaser to constitute (subject to any limitations imposed by applicable law or NASD (as defined below) rule) the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

(b)  Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time (as defined in Section 2.2), and so long as there shall be at least one Continuing Director (as defined below), any amendment or termination of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company or any exercise of the Company’s rights or remedies under this Agreement will require the concurrence of a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors designated by the Continuing Directors then in office (the “Continuing Directors”).

ARTICLE II

THE MERGER

2.1.    The Merger.    At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Purchaser shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its existence under the DGCL, and the separate corporate existence of Purchaser shall cease.

2.2.    Effective Time.    Subject to the provisions of this Agreement, Parent, Purchaser and the Company shall cause the Merger to be consummated by filing a certificate of merger complying with Section 251 of the DGCL with the Secretary of State of the State of Delaware (the “Certificate of Merger”) on the Closing Date (as defined in Section 2.3). The Merger shall become effective upon such filing or at such time thereafter as the parties shall agree and as shall be provided in the Certificate of Merger (the “Effective Time”).

2.3.    Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by Parent, which shall be no later than the fifth Business Day (as defined in Section 10.11) after satisfaction or waiver of the conditions set forth in Article VIII, at the offices of Parent (or such other location to be specified by Parent), unless another time or date is agreed to in writing by the parties hereto.

2.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Purchaser shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5.    Certificate of Incorporation; By-Laws.    The certificate of incorporation of the Company shall, by virtue of the Merger, be amended and restated as of the Effective Time to contain the text of the Certificate of Incorporation of the Purchaser as in effect immediately prior to the Effective Time, except as necessary to reflect the fact that the name of the Surviving Corporation, from and after the Effective Time, shall continue to be “Numerical Technologies, Inc.” and as so amended and restated, such certificate of incorporation shall (as amended from time to time) be the certificate of incorporation of the Surviving Corporation. The by-laws of Purchaser in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation and shall be amended in due course to reflect the fact that the name of the Surviving Corporation, from and after the Effective Time, shall be “Numerical Technologies, Inc.”

2.6.    Directors and Officers.    The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until successors are duly elected or appointed and qualified.

2.7.    Stockholders’ Meeting.    Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.8, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement and include in the Proxy Statement (as defined in Section 4.7) the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the agreement of merger set forth in this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer, the Stockholder Tender Agreement or otherwise by Parent or Purchaser or any of their subsidiaries will be voted in favor of the Merger.

2.8.    Merger Without Meeting of Stockholders.    If Purchaser, or any other direct or indirect subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE III

CONVERSION OF SECURITIES

3.1.    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities or interests of or in the Company or Purchaser:

(a)  Conversion of Purchaser Common Stock.  Each share of common stock of Purchaser outstanding immediately prior to the Effective Time shall be converted into a share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Shares and Parent-Owned Shares.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or Parent or any of their respective wholly-owned subsidiaries shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b)) shall be converted into the right to receive in cash an amount per share (subject to any applicable withholding tax specified in Section 3.6) equal to the Offer Price, without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 3.3. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

3.2.    Stock Options and Other Stock Plans.    (a)  As soon as practicable following the date of this Agreement, Parent and the Company (or, if appropriate, the Board of Directors of the Company or any committee of the Board of Directors of the Company administering the Company’s 1997 Stock Plan, 2000 Stock Plan, 2001 Nonstatutory Stock Option Plan, Cadabra Design Libraries Inc. Stock Option Plan and Cadabra Design Libraries Inc. U.S. Stock Option Plan (collectively, the “Company Option Plans”)) shall take such action as may be required or desirable to effect the following provisions of this Section 3.2(a), including taking such action as is necessary to avoid the acceleration of the vesting of options under the Cadabra Designs Libraries Inc. Stock Option Plan. Except as may otherwise be provided in any agreement on terms specified in Section 3.2(a) of the Company Disclosure Schedule, effective as of the Effective Time (i) each then outstanding option to purchase Shares (each a “Company Stock Option”) granted pursuant to the Company Option Plans or otherwise granted by the Company to any current or former employee or director of, or consultant to, the Company or any of its subsidiaries shall be assumed by Parent and shall be converted into an option (an “Assumed Stock Option”) to purchase a number of shares of common stock, par value $0.01 per share, of Parent (including the associated rights to purchase shares of Series A Participating Preferred Stock)(the “Parent Common Stock”) (rounded down to the nearest whole share) equal to (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the Option Conversion Ratio and (ii) the per share exercise price for shares of Parent Common Stock issuable upon exercise of each such Assumed Stock Option shall be equal to (1) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (2) the Option Conversion Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code by rounding up the resulting exercise price to the nearest whole cent and by rounding down the number of shares subject to the assumed option to the nearest whole number. Except as otherwise provided herein, the Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time; provided, that the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof. For purposes of this Agreement, the term “Option Conversion Ratio” means a fraction, the numerator of which is the Offer Price and the denominator of which is the average for the five trading-day period ending with the trading-day immediately preceding the date on which the Effective Time occurs of the average of the high and low prices for trades in Parent Common Stock on the Nasdaq National Market Trading System, as reported by the Wall Street Journal (or, if not so reported, as reported by another reputable source selected by Parent), appropriately adjusted for any stock splits, stock dividends, recapitalizations or similar events.

(b)  As soon as reasonably practicable following the Effective Time, Parent shall take such actions as are reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise of the Assumed Stock Options. Parent shall use its best efforts to prepare and file with the SEC a registration statement on Form S-8 or other appropriate form with respect to the shares of Parent Common Stock subject to the Assumed Stock Options and to maintain the effectiveness of such registration statement or registration statements covering such Assumed Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options remain outstanding.

(c)  Prior to the Effective Time, the Company shall take all necessary or appropriate action (including amending any of the Company Option Plans and related award agreements or making adjustments as permitted thereby) to preclude the grant of any additional options or other awards of any type under any of the Company Option Plans or otherwise from and after the Effective Time.

(d)  The Company shall take such action as is necessary to (i) cause the exercise (as of a date that is no later than three Business Days prior to the date in which occurs the Effective Time) of each outstanding purchase right under the Company’s 2000 Employee Stock Purchase Plan (the “Company Stock Purchase Plan”) and (ii) provide that no further purchase period shall commence under such plan; provided, that such exercise and cessation of further purchase periods shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the applicable Company Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company Stock Purchase Plan. At the Effective Time, a holder of such Shares received under the Company Stock Purchase Plans shall, by virtue of the Merger and without any action on the part of such holder, be entitled to receive the Merger Consideration (subject to any applicable withholding tax as specified in Section 3.6 hereof), upon the surrender of the certificate representing such Shares as provided in Section 3.3. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, the Company shall terminate the Company Stock Purchase Plan.

3.3.    Payment for Shares.    (a)  From time to time after the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to this Section 3.3 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent or Purchaser or any of their respective subsidiaries and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 3.6) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.3, each Certificate shall represent for all purposes (subject to Section 3.8) solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(d)  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to Parent or otherwise on the instruction of Parent. Any former stockholders of the Company who have not complied with this Article III prior to the end of such six-month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

3.4.    No Further Ownership Rights.    All cash issued upon conversion of the Shares in accordance with the terms of this Article III shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

3.5.    Investment of the Payment Fund.    The Paying Agent shall invest the Payment Fund as directed by Parent on a daily basis. Any interest and other income resulting from any such investment shall promptly be paid to Parent.

3.6.    Withholding Rights.    Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to holders of Shares pursuant to the Offer or the Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax Law (as the term “Tax” is defined in Section 4.16(k) hereof). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

3.7.    Stock Transfer Books.    The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall, subject to Section 3.3(d), be exchanged for the Merger Consideration with respect to the Shares formerly represented thereby, subject to applicable law in the case of Dissenting Shares.

3.8.    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the section of the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) that specifically relates to the correspondingly numbered section of this Article IV, the Company hereby represents and warrants to each of Parent and Purchaser as follows:

4.1.    Organization and Qualification; Subsidiaries.    (a)  The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and (in those jurisdictions in which there is an applicable concept of good standing) in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b)  Section 4.1(b)(i) of the Company Disclosure Schedule sets forth (i) a list of all subsidiaries of the Company and (ii) in the case of such subsidiaries not wholly-owned by the Company (A) the identity of any other entity or person that owns, directly or indirectly, beneficially or of record, any shares of capital stock or other security, or any option to purchase any shares of capital stock or other security, or any other investment in such entity (and all rights, privileges and preferences of any such beneficial or record holder with respect thereto, including repurchase rights, put rights, cancellation rights, co-sale rights, registration rights or other rights affecting the shares or options held by such third party) and the number of shares or other securities, options or other investment so owned and (B) with regard to the entity in which such investment is held, all jurisdictions where such entities conduct business or own assets. The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any entity that is not listed on Section 4.1(b) to the Company Disclosure Schedule.

(c)  The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (in those jurisdictions in which there is an applicable concept of good standing) in good standing has not had, and would not have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 10.11) on the Company.

(d)  The Company has heretofore delivered or made available to Parent accurate and complete copies of the articles or certificate of incorporation and bylaws or other similar organizational documents, as currently in effect, of (i) the Company and (ii) each of its material subsidiaries.

4.2.    Capitalization of the Company and Its Subsidiaries.    (a)  The authorized capital stock of the Company consists of (i) one hundred million (100,000,000) shares of Company Common Stock, par value $0.0001 per share, and (ii) five million (5,000,000) shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of January 10, 2003 (the “Capitalization Date”) (i) 33,510,941 shares of Company Common Stock were issued and outstanding; (ii) 376,028 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company’s 1997 Stock Option Plan; (iii) 5,849,354 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company’s 2000 Stock Option Plan; (iv) 270,833 shares of Company Common Stock were subject to outstanding options issued pursuant to the Company’s 2001 Non-Statutory Stock Option Plan; (v) 83,590 shares of Company Common Stock were subject to outstanding options issued pursuant to the Cadabra Design Libraries, Inc. Stock Option Plan ; (vi) 58,206 shares of Company Common Stock were subject to outstanding options issued pursuant to the Cadabra Design Libraries, Inc. U.S. Stock Option Plan; (vii) 278,755 shares of Company Common Stock were reserved for issuance on exchange of the Exchangeable Shares of Numerical Technologies Canada Inc. (f/k/a Cadabra Design Automation Inc.) (the “CDAI Exchangeable Shares”); (viii) no shares of Company Common Stock were issued and held in the treasury of the Company and (ix) no Company Preferred Stock was issued or outstanding. Section 4.2 of the Company Disclosure Schedule sets forth a complete and correct list of all holders of options to acquire Shares, including each such person’s name, the number of options (vested, unvested and total) held by such person as of the Capitalization Date and the exercise price for each such option. All the outstanding Shares are, and the exercise of outstanding options described in the second sentence of this Section 4.2 will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Since the Capitalization Date, there have been no issuances of shares of the capital stock or other securities of the Company or of options, warrants or rights with respect to shares of Company Common Stock or other securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of options outstanding on the Capitalization Date as fully reflected on Section 4.2 of the Company Disclosure Schedule. Except as set forth above or in Section 4.2(a) of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement (1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company of any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (3) there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any of its subsidiaries, or to make any payments based on the market price or value of shares or other capital stock of the Company or its subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than loans to wholly-owned subsidiaries in the ordinary course of business, and (4) there are no outstanding shareholder agreements, voting agreements, option agreements, buy-sell agreements, rights of first refusal or first offer, registration rights agreements or other similar agreements with respect to the equity securities of any subsidiary.

(b)  All of the capital stock of the Company’s subsidiaries owned by the Company, directly or indirectly, is free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and there are no irrevocable proxies with respect to such capital stock. For purposes of this Agreement, “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than (i) the lien of current taxes not yet due and payable and (ii) liens and encumbrances that have arisen in the ordinary course of business and which do not, individually or in the aggregate, materially detract from the value of the property subject thereto.

(c)  The making and the consummation of the Offer, the consummation of the Merger and the transactions contemplated hereby will not trigger, and neither the Company nor the Board (nor any committee thereof) shall take any action to cause with respect to any Company Stock Options, (i) the acceleration of vesting provisions of or (ii) the termination of any rights by the Company to repurchase any outstanding shares of Company Common Stock or option to buy Company Common Stock, except, in the case of each of clauses (i) and (ii), as required by the agreements set forth (together with the identities of the holders of the Company Stock Options so subject to acceleration or termination and the number of such Options) in Section 4.2(c) of the Company Disclosure Schedule.

4.3.    Authority Relative to this Agreement.    (a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of the Company (the “Company Board”) at a meeting or meetings duly called and held has unanimously (A) determined that the Offer and the Merger are advisable and fair to and in the best interests of, the stockholders of the Company, (B) approved and adopted the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement, (C) resolved to recommend acceptance of the Offer and approval and adoption of the agreement of merger contained in this Agreement by the stockholders of the Company and (D) irrevocably taken all necessary steps to approve Parent and Purchaser becoming “interested stockholders” within the meaning of Section 203 of the DGCL and causing said Section 203 to be inapplicable to Parent and Purchaser and to the Merger, the Stockholder Tender Agreement and the acquisition of Shares pursuant to the Offer and the Stockholder Tender Agreement. No other corporate proceedings on the part of the

Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and the agreement of merger (within the meaning of Section 251 of the DGCL contained within this Agreement), the approval and adoption of the agreement of merger contained in this Agreement by the holders of a majority of the outstanding Company Common Stock prior to consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the DGCL)). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)  Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.8, the affirmative vote of the holders of a majority of the outstanding Company Common Stock as of the record date for the Special Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and approve the transactions contemplated hereby, including the Merger. Purchaser will have full voting power with respect to any Shares purchased pursuant to the Offer or the Stockholder Tender Agreement.

4.4.    SEC Reports; Financial Statements.    (a)  The Company has timely filed all required forms, reports and documents with the SEC since January 1, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. No subsidiary of the Company has filed, or is required to file, any form, report or other document with the SEC. The Company has heretofore made available to Parent in the form filed with the SEC (including any amendments thereto) (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2000 and 2001; (ii) all definitive proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2000 and prior to the date hereof; and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 2000 and prior to the date hereof (the forms, reports and documents referred to in clauses (y) (i), (ii) and (iii) are collectively referred to herein as the “Company SEC Reports”). None of such forms, reports or documents, including, without limitation, any financial statements, exhibits or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as specifically indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). The Company has furnished Parent with (x) information with respect to its aggregate orders and revenues for the quarter ending December 31, 2002, which information is accurate in all material respects, and (y) information with respect to the Company’s actual financial results for the 2002 fiscal year and the fourth quarter, and the actual results will not materially differ from the information so provided.

4.5.    No Undisclosed Liabilities.    Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (i) liabilities or obligations reflected in the financial statements in the Company SEC Reports filed prior to the date hereof, including liabilities or obligations adequately provided for or fully disclosed in the Company’s unaudited balance sheet (including the notes thereto) included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002 (the “September 30 Balance Sheet”), (ii) liabilities or obligations incurred since September 30, 2002 and prior to the date hereof in the ordinary course of business consistent with past practice, and since September 30, 2002 which have not had, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company and (iii) liabilities or obligations (of a type and in amounts consistent with those set forth on Section 4.5 of the Company Disclosure Schedule) incurred or to be incurred in connection with the transactions contemplated hereby (including the liabilities described in Section 4.23).

4.6.    Absence of Changes.    Except as and to the extent publicly disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 2001 (the “Audit Date”) and prior to the date hereof, the Company and its subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been from the Audit Date through the date hereof:

(a)  any event, occurrence or development which has had, or would have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)  any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any subsidiary of the Company of any securities of the Company or of any of its subsidiaries;

(c)  any amendment of (or agreement to amend) any term of any outstanding security of the Company or of any subsidiary of the Company;

(d)  (i) any incurrence or assumption (or agreement to incur or assume) by the Company or any subsidiary of the Company of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption of (or agreement to guarantee, endorse, incur or assume) liability (whether directly, contingently or otherwise) by the Company or any subsidiary of the Company for the obligations of any other person (other than any wholly owned subsidiary of the Company);

(e)  any creation or assumption by the Company or any subsidiary of the Company of any Lien on any material asset of the Company or any subsidiary of the Company other than in the ordinary course of business consistent with past practice;

(f)  any making or cancellation of (or agreement to make or cancel) any loan, advance or capital contribution to or investment in any person by the Company or any subsidiary of the Company other than loans, advances or capital contributions to or investments in wholly owned subsidiaries of the Company;

(g)  (i)  any contract or agreement entered into by the Company or any subsidiary of the Company relating to any material acquisition or disposition of any assets or business or (ii) any materially adverse modification, amendment, assignment, termination or relinquishment by the Company or any subsidiary of the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or a loss payable payee);

(h)  any change in any method of accounting or accounting principles or practice by the Company or any subsidiary of the Company, except for any such change required by reason of a change of Law or in GAAP; or

(i)  any (i) grant of (or agreement to grant) any severance or termination payment; (ii) except as disclosed in Section 4.6(i) of the Company Disclosure Schedule, entering into (or agreement to enter into) any employment, deferred compensation, change in control, severance, retention, consulting, indemnification, release or other similar agreement (or any amendment to any such existing agreement or arrangement); (iii) increase in (or agreement to increase) any compensation or benefits payable or to become payable under (A) any severance or termination pay or benefit plans or policies or (B) employment, deferred compensation, retention, consulting, change in control or severance agreements or arrangements, other than increases in the ordinary course of business for one or more employees and consultants who are not officers or directors (or family members of officers or directors) of the Company in amounts that are not, individually or in the aggregate, material; (iv) grant of (or agreement to increase) any bonus or similar payment (annual or otherwise) other than in the ordinary course of business to one or more employees or consultants who are not officers or directors (or family members of officers or directors) of the Company in amounts that are not, individually or in the aggregate, material or as specified in Section 4.6(i) of the Company Disclosure Schedule (which Section 4.6(i) sets forth in the case of any such grantees, the identity of the grantee, the amount of such bonus or similar payment, and the material conditions upon which such bonus or similar payment is payable); or (v) increase in (or agreement to increase) any compensation or benefits (other than as referred to in clause (iv)), in the case of each of clauses (i) through (v) to or with any current or former director, officer, employee or consultant of or to the Company or any of its subsidiaries other than, in the case of clause (v) only, increases prior to the date hereof in annual salary or wage rates payable to employees of the Company or any of its subsidiaries (other than officers, directors or employees with employment agreements referred to in Section 4.18(a) of the Company Disclosure Schedule) that have been granted in the ordinary course of business and at regularly scheduled times, apart from increases incident to promotions in the ordinary course of business.

4.7.    Schedule 14D-9; Offer Documents and Proxy Statement.    (a)  None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion in the Offer Documents. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)  The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any affiliate of Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

4.8.    Consents and Approvals; No Violations.    (a)  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NASD Regulation, Inc. (the “NASD”), the Securities Act, the Exchange Act, state securities or “blue sky” Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other national merger control laws or foreign investment regulations, and the filing of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)  Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit, or the creation of any Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Company Agreements”) or (iii) violate any Law applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of each of clauses (ii) and (iii) for any violations, breaches or defaults which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.8 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained under the Company Agreements in connection with the consummation of the transactions contemplated by this Agreement.

4.9.    No Default.    Except to the extent disclosed by the Company in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any term of (i) its articles or certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other material agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity (“Law”) applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of each of clauses (ii) and (iii) above, for violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.10.    Real Property.    (a)  Neither the Company nor any of its subsidiaries owns any real property.

(b)  Section 4.10 of the Company Disclosure Schedule sets forth all leases, subleases and other agreements (the “Real Property Leases”) under which the Company or any of its subsidiaries uses, occupies or sublets or has the right to use, occupy or sublet now or in the future, any real property. The Company has heretofore delivered or made available to Parent true, correct and complete copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. All rent and other sums and charges payable by the Company and its subsidiaries as tenants, or payable to the Company or any of its subsidiaries as sublessor, under each Real Property Lease are current, no termination event or condition or uncured default of a material nature on the part of the Company or any such subsidiary of the Company or, to the Company’s knowledge, the landlord or the sublessee, as the case may be, exists under any Real Property Lease. Each of the Company and its subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Liens for Taxes and general and special assessments not in default and payable without penalty and material interest; (ii) Liens on the landlord’s interest in the facility being leased which are not currently interfering with the Company’s or any of its subsidiaries’ use and enjoyment of such real property; and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s or any of its subsidiaries’ use and enjoyment of such real property or materially detract from or diminish the value thereof.

(c)  No party to any Real Property Lease has given notice to the Company or any of its subsidiaries of or made a claim against the Company or any of its subsidiaries to the Company or any of its subsidiaries with respect to any material breach or default thereunder and the Company has no knowledge of any such claim.

4.11.    Litigation.    (a)  Except to the extent set forth in Section 4.11(a) of the Company Disclosure Schedule as of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets.

(b)  There is no suit, claim, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any of their respective properties or assets that, if decided adversely to the Company would have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree.

4.12.    Company Permits; Compliance with Applicable Laws.    The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except for violations which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct the same.

4.13.    Employee Benefit Plans; ERISA.    (a)  Section 4.13(a) of the Company Disclosure Schedule lists each material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or change in control plan, program, arrangement, agreement or commitment, or bonus, pension, stock option, restricted stock or other equity-based, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) providing benefits to any current or former employee, consultant or director of the Company or any of its subsidiaries or any current or former employee, consultant or director of any entity with respect to which the Company or its subsidiaries is a successor or with respect to which the Company or any of its subsidiaries may have any material liability (collectively the “Company Benefit Plans”). True and complete copies of each Company Benefit Plan, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, all material amendments thereto and the most recent determination letters issued by the Internal Revenue Service, all government and regulatory approvals received from any foreign Regulatory Agency, the most recent summary plan descriptions (including any material modifications), the two most recent annual reports on Form 5500 (including all exhibits and attachments thereto), the two most recent actual reports and the two most recent audited financial reports for any funded Company Benefit Plan have been supplied or made available to Parent. Neither the Company nor any of its subsidiaries has any current plan or commitment to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would materially increase the compensation or benefits provided to any employee or former employee, consultant or director of the Company or any subsidiary of the Company, other than to comply with changes in the laws or regulations applicable thereto. Since the Audit Date there has been no material change, amendment, modification to, or adoption of, any Company Benefit Plan other than to comply with changes in the laws or regulations applicable thereto.

(b)  With respect to each Company Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code or under any law or regulation of any foreign jurisdiction or Regulatory Agency, to the best knowledge of the Company, there has been no event, condition or circumstance that would reasonably be expected to result in disqualification under the Code (or the comparable provisions of any law or regulation of any foreign jurisdiction or Regulatory Agency); (ii) it has been operated and administered in material compliance with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations); (iii) there are no pending or, to the Company’s knowledge, threatened claims against, by or on behalf of any Company Benefit Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits); (iv) to the Company’s knowledge, no breaches of fiduciary duty under which the Company or a fiduciary could reasonably be expected to incur a material liability have occurred; (v) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (vi) no Lien imposed under the Code, ERISA or any foreign law exists; and (vii) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Company’s consolidated financial statements.

(c)  Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section

406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any of its subsidiaries or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and to the knowledge of the Company, no event, transaction or condition has occurred, exists or is expected to occur which could result in any such material liability to the Company, any of its subsidiaries or, after the Closing, to Parent.

(d)  The Company and each of its subsidiaries has complied in all material respects with, and each such Company Benefit Plan conforms in all material respects in operation and form to (or has remaining a period of time to conform such plan to applicable legal requirements) all applicable legal requirements, including, but not limited to, ERISA, the Code and all applicable U.S. and non-U.S. securities laws and regulations except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

(e)  With respect to each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) as to which either the Company or any subsidiary of the Company may incur any liability under, or which is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code:

(i)  no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code);

(ii)  no such plan has been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of either the Company or any subsidiary of the Company under Title IV of ERISA;

(iii)  no complete or partial withdrawal from such plan has been made by the Company or any subsidiary of the Company, or by any other person, so as to result in any material liability to the Company or any subsidiary of the Company, whether such liability is contingent or otherwise;

(iv)  no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate any such plan or to appoint a trustee for any such plan;

(v)  no condition or event currently exists or currently is expected to occur that could result, directly or indirectly, in any material liability of the Company or any subsidiary of the Company under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of any such plan;

(vi)  if any such plan were to be terminated as of the Closing Date or if any person were to withdraw from such plan, neither the Company nor any subsidiary of the Company would incur, directly or indirectly, any material liability under Title IV of ERISA;

(vii)  no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, nor has notice of any such event or similar notice to any foreign Regulatory Agency been required to be filed for any Company Benefit Plan within the past 12 months nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement;

(viii)  no such plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and section 412 of the Code, respectively), whether or not waived, and neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and

(ix)  the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA.

(f)  With respect to each Company Benefit Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA), neither the Company nor any subsidiary of the Company has any material obligations to provide health, life insurance, or death benefits with respect to current or former employees, consultants or directors of the Company or any of its subsidiaries beyond their termination of employment or service, other than as required under Section 4980B of the Code or similar laws. There has been no communication to any employee, consultant or director of the Company or any subsidiary of the Company that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.

(g)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any of its subsidiaries or any group of such employees, consultants or directors to any material payment; (ii) materially increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code, or any other provision of the Code or any similar foreign law or regulation.

(h)  Under each Company Benefit Plan which is a single-employer plan and any foreign plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA or, with respect to any foreign plan, as determined under any equivalent law or practice (in each case as determined on the basis of the actuarial assumptions contained in Company Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan, and there has been no material adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(i)  Neither the Company nor any of its subsidiaries maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance or has outstanding any liabilities with respect to material severance benefits.

(j)  Neither the Company nor any subsidiary of the Company has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund a Company Benefit Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

(k)  Section 4.13(k) of the Company Disclosure Schedule sets forth any and all indebtedness in excess of fifty thousand U.S. dollars (US$50,000) owed by any current or former employee, consultant or director to the Company or any subsidiary of the Company.

(l)  To the Company’s knowledge, no Company Benefit Plan, nor the Company or any subsidiary of the Company with respect to any Company Benefit Plan, is under audit or is the subject of an audit or investigation by the United States Internal Revenue Service (the “IRS”), the U.S. Department of Labor, the PBGC or any other federal or state governmental agency or any foreign Regulatory Agency, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.

(m)  Except for the Company Option Plans, the Company Stock Purchase Plans and as set forth in Section 4.13(m) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any person in, based on or measured by the value of, any equity security of, or interest in, the Company or any subsidiary of the Company.

(n)  Except as set forth in Section 4.13(n) of the Company Disclosure Schedule, there are no material liabilities, whether contingent or absolute, of the Company or any of its subsidiaries relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

(o)  The Company has provided to Parent a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of the date hereof, holds (i) any option to purchase any shares of Company Common Stock or commitments for future options, together with the number of shares of Company Common Stock subject to each such option, the exercise price per share under each such option, and the expiration date of each such option, (ii) any shares of Company Common Stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the shareholders’ employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting and (iii) any other award or right (including share units or stock appreciate rights), directly or indirectly, to receive Company Common Stock (or any other unit of Company equity) or any amount payable by reference to Company Common Stock (or any other unit of Company equity), together with the number of shares of Company Common Stock (or any other unity of Company equity) subject to such right.

(p)  With respect to each Company Benefit Plan and with respect to each state workers’ compensation arrangement, that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material liability of the Company or its subsidiaries under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring prior to the Closing Date.

4.14.    Labor Matters.

(a)  Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreements, and there are no labor unions or other organizations representing, purporting to represent or, to the Company’s knowledge, attempting to represent, any employee of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

(b)  Neither the Company nor any of its subsidiaries has violated any statute, law, ordinance, rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except for any violations which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)  In the three years prior to the date hereof, neither the Company nor any of its subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its subsidiaries.

4.15.    Environmental Matters.    (a)  For purposes of this Agreement:

(i)  “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical structures and improvements thereon.

(ii)  “Environmental Costs and Liabilities” mean any and all losses, liabilities, obligations, damages (including compensatory, punitive and consequential damages), fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation, monitoring, remediation or other response action) pursuant to any Environmental Law or arising from the Environment, Hazardous Substances or a Release.

(iii)  “Environmental Law” means any law (including without limitation common law), statute, code, order, judgment, decision, rule, regulation, standard, or requirement of any Governmental Entity, or any binding agreement with any Governmental Entity, relating to: (a) the Environment, including, without limitation, pollution, contamination, cleanup, preservation, protection, or reclamation of the Environment; (b) public or employee health or safety; (c) any Release, including without limitation notification, investigation, monitoring, or remediation of or other response to a Release; or (d) the handling, use, manufacture, distribution, treatment, storage, disposal, or recycling of or exposure to Hazardous Substances.

(iv)  “Hazardous Substance” means any pollutant, hazardous contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, or industrial, toxic, radioactive, infectious, disease-causing or hazardous substance, waste or agent, but excluding office and janitorial supplies properly maintained.

(v)  “Proceeding” means any order, decree, judgment, agreement, claim, citation, complaint, inspection, investigation, notice, arbitration or other proceeding.

(vi)  “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or other release of any Hazardous Substance, at, in, on, into or onto the Environment.

(b)  Except as have not had or would not have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i)  The operations of the Company and its subsidiaries are, have been and, as of the Closing Date, will be, in compliance with all Environmental Laws and all Company Permits issued under Environmental Laws, and the Company is not aware of any facts, circumstances or conditions which would prevent the operations of the Company and its subsidiaries from continued compliance in the future with all Environmental Laws and Company Permits issued under such Laws.

(ii)  The Company and its subsidiaries have obtained and maintained all Company Permits required under applicable Environmental Laws for the continued operations of their respective businesses and will, as of the Closing Date, have filed all applications and related documents required to obtain the extension or renewal of all such Company Permits.

(iii)  There have been no Proceedings against the Company or its subsidiaries relating to either their current or former operations alleging any violation of Environmental Law or of any Company Permit issued under any Environmental Law or seeking to impose Environmental Costs and Liabilities except for any violations or Environmental Costs and Liabilities which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company and its subsidiaries, no such Proceeding has been threatened.

(iv)  To the Company’s knowledge, there has been no Release, whether on-site or off-site, that has subjected, or is reasonably anticipated to subject, the Company or its subsidiaries to a notification or reporting requirement under any Environmental Law or to any Environmental Costs and Liabilities.

(v)  To the Company’s knowledge, there has been no disposal of Hazardous Substances at, in, on or under any of the properties currently or previously owned or operated by the Company or its subsidiaries. To the Company’s knowledge, except in compliance with Environmental Law, there is no asbestos, asbestos-containing material, polychlorinated biphenyls, or underground storage tanks on any property owned or operated by the Company or its subsidiaries.

(c)  The Company has provided Parent with copies of all assessments, audits, investigations, asbestos surveys and sampling or similar reports relating to the Environment, Hazardous Substances, Environmental Laws or any Release, to the extent applicable to the current or former operations of the Company or its subsidiaries and to the extent in the possession or control of the Company.

4.16.    Taxes.    (a)  The Company and each subsidiary of the Company have timely filed (taking into account all available extensions) all Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of the Company or subsidiary of the Company, as the case may be) required to be filed by applicable Law, all such Tax Returns are true, correct and complete in all material respects, and the Company and each subsidiary of the Company have paid, or, if not yet due and payable, accrued, all amounts shown to be due on such Tax Returns.

(b)  The amount of the Company’s and its subsidiaries’ liability for unpaid Taxes for all periods ending on or before the date of this Agreement has been accrued or reserved for in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof, other than any liability for Taxes incurred since the date of such financial statements in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. For these purposes “liability for unpaid Taxes” shall include Taxes, penalties, interest, fines, deficiencies, assessments and governmental charges (including, without limitation, all Taxes that the Company or a subsidiary of the Company is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties) relating to periods covered by the Company SEC Reports filed prior to the date hereof. Except as set forth on Section 4.16(b) of the Company Disclosure Schedule, as of the date hereof, there is no proposed liability for any material Tax to be imposed upon the Company or any of its subsidiaries for the most recently ended period and all prior periods for which there is not an adequate reserve.

(c)  No claim has ever been made by any authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)  No Liens for Taxes exist with respect to any asset of the Company or any subsidiary of the Company, except for statutory liens for Tax not yet delinquent.

(e)  No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any subsidiary of the Company in writing by any Tax authority. Neither the Company nor any subsidiary of the Company has received any written or oral notice from any Tax authority of any examinations, audits or litigation involving Taxes, or of any proposed assessments or adjustments regarding Taxes. There are and have been no examinations, audits or litigation involving Taxes involving the Company or any subsidiary of the Company. As of the date hereof, neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns.

(f)  There are no agreements relating to allocating or sharing of Taxes of which the Company or any of its subsidiaries is a party. Neither the Company nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or is a party to any agreement providing for payments by the Company or any of its subsidiaries with respect to any amount of Taxes.

(g)  Neither the Company nor any subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code and the Company is not required to withhold tax on the purchase of the Company by reason of section 1445 of the Code.

(h)  Neither the Company nor any subsidiary of the Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company or a subsidiary may be subject, other than the affiliated group of which the Company is the common parent.

(i)  The Company has made available to Parent true and complete copies of all Tax Returns of the Company and its subsidiaries. No audit reports have been issued (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any subsidiary of the Company.

(j)  Neither the Company nor any of its subsidiaries previously elected to be treated as an S Corporation under section 1361 of the Code.

(k)  For purposes of this Agreement:

(A)  “Taxes” means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, ad valorem taxes, sales and use taxes, transaction taxes, capital taxes, excise taxes, environmental taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, gift taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation premiums, Pension Benefit Guaranty Corporation premiums and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

(B)  “Tax Returns” means a report, estimate, declaration of estimated taxes, request for an extension, information statement or return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries and information returns or reports with respect to backup withholding and other payments to third parties.

4.17.    Absence of Questionable Payments.    Neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee, consultant or other person acting on behalf of the Company or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its subsidiaries nor, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

4.18.    Company Contracts.    (a)  The Company has heretofore made available to Parent true, correct and complete copies of (or, in the case of oral contracts, summaries of) each of the following which exists as of the date hereof (including all amendments, modifications and supplements thereto) to which the Company or any of its subsidiaries is a party, and which either (x) is in effect (or contains provisions that remain in effect) as of the date hereof or (y) will come into effect (or give rise to actual or contingent obligations that may come into effect) pursuant to its terms after the date hereof: (i) agreements with individuals providing for the provision of services to the Company or any of its subsidiaries which require, or may require, payments by the Company or its subsidiaries, or have a value to the Company or its subsidiaries, in excess of $50,000 on an individual basis, including employment, severance, product design or development, personal services, consulting (for any purpose), non-competition or indemnification contracts and offer letters with respect to employment scheduled to begin after the date hereof; (ii) agreements with respect to the provision of services by the

Company or its subsidiaries, including consulting contracts, software support agreements, and research and development agreements which require, or may require, payments to the Company in excess of $100,000 on an individual basis; (iii) agreements with respect to the manufacture or distribution of the Company’s or any of its subsidiary’s products which require, or may require, payments by or to the Company in excess of $100,000 on an individual basis, including without limitation, distribution agreements, franchise agreements, original equipment manufacturer agreements, reseller agreements, service agreements, joint sales agreements, territory arrangements, franchise, commission or agency agreements, joint marketing agreements, cooperative marketing agreements, sales representative agreements conditional sales agreements and other agreements with non-employees involving the payment of commissions or other consideration in respect of the manufacture, licensing, rental, sale or distribution of the Company’s or any of its subsidiary’s products or services; (iv) agreements with respect to the joint development of products or technologies, including joint development agreements, cooperative development agreements, technical development agreements, interoperability agreements, maintenance agreements and quality assurance testing agreements; (v) all employee and severance agreements, or other agreements, that either have change of control or similar provisions or otherwise have benefits or payment provisions that would be triggered by the Merger or the consummation of the transactions contemplated hereby; (vi) contracts granting a right of first refusal or first negotiation with regard to a sale of any assets of the Company or any of its subsidiaries; (vii) subscription, shareholder, voting, release, indemnification, partnership or joint venture agreements other than those entered into solely between the Company and one or more wholly-owned subsidiaries thereof; (viii) agreements for the acquisition, sale or lease other than as set forth in Section 4.10 of the Disclosure Schedule (including leases in connection with financing transactions) of material properties or assets of the Company or any of its subsidiaries (by merger, purchase or sale of assets or stock or otherwise) entered into since January 1, 2000 or, if prior to that date, having representations, warranties or indemnities that remain in effect (except for representations, warranties or indemnities that would not be reasonably expected to result in material liability to the Company or its subsidiaries) or as to which claims are pending or pursuant to which the Company or any of its subsidiaries retains any payment obligations (including contingent payment obligations); (ix) contracts or agreements with any Governmental Entity; (x) loan or credit agreements, mortgages, indentures or other agreements or instruments evidencing material indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which material indebtedness for borrowed money may be incurred; (xi) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business; (xii) agreements or arrangements, including but not limited to hedges, options, swaps, caps and collars, designed to protect the Company or any of its subsidiaries against fluctuations in interest rates, currency exchange rates or the prices of certain commodities and raw materials; (xiii) contracts or agreements that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date hereof; (xiv) agreements with respect to the settlement of any suits, claims, actions, proceedings or investigations against the Company or any of its subsidiaries or any of their respective properties or assets (except for those agreements or portions thereof which are the subject of confidentiality arrangements that would prevent their disclosure in accordance herewith and are so designated in Section 4.18(a) of the Company Disclosure Schedule), (xv) agreements granting a security interest in respect of any assets of the Company to any third party; and (xvi) commitments and agreements to enter into any of the foregoing (collectively, the “Company Contracts”). Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all Company Contracts.

(b)  Each of the Company Contracts constitutes the valid and legally binding obligation of the Company or one or more of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. There is no default under any Company Contract so listed either by the Company or, to the Company’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Company’s knowledge, any other party, except for defaults which do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)  No party to any Company Contract has given notice to the Company or any subsidiary thereof of or made a claim against the Company or any subsidiary thereof to the Company or any subsidiary thereof with respect to any material breach or default thereunder.

(d)  None of the Company’s directors or officers, to their knowledge, owns any interest in any distributor of the Company’s products.

(e)  Section 4.18(e) to the Company Disclosure Schedule sets forth a list of all entities that have entered into a distribution agreement, original equipment manufacturer agreement or reseller agreement with the Company or any subsidiary thereof, or any other Company Contract that provides for the rendering of distribution services to the Company or any subsidiary thereof (or who perform such services and have not entered into such a Company Contract), other than contracts or agreements solely between the Company or any subsidiary of the Company and one or more subsidiaries of the Company.

(f)  The PSM Software Development and License Agreement, dated as of March 10, 2002, between Cadence Design Systems, Inc. and the Company and the License Agreement, dated as of October 1, 1999, between Cadence Design Systems, Inc. and the Company have not been renewed, and the Company and its subsidiaries have no other (i) distribution agreement, original equipment manufacturer agreement, reseller agreement or similar agreement, (ii) agreement that either restricts (or would restrict, upon the consummation of the transactions contemplated hereby) the Company’s ability to compete in any line of business or geographic area or (iii) agreement that contains provisions that would cause the Company to forfeit rights under such agreement as a result of the transactions contemplated hereby, in each case, with Cadence Design Systems, Inc. or its affiliates.

4.19.    Insurance Matters.    Section 4.19 of the Company Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any of its subsidiaries which policies have been issued by insurers, which, to the Company’s knowledge, are reputable and financially sound and provide coverage for the operations conducted by the Company and its subsidiaries of a scope and coverage consistent with customary industry practice.

4.20.    Intellectual Property.

(a)  (i)  Section 4.20(a)(i) of the Company Disclosure Schedule sets forth a list of the following categories of Company Owned Intellectual Property: (A) Trademarks; (B) Patents (including issued and applications therefor); (C) registered Copyrights; and (D) Network Identifiers; and in each case listing, as applicable, the registration number, and in the case of a registration, the registered owner, and the jurisdiction of registration. Additionally, Section 4.20(a)(i) of the Company Disclosure Schedule sets forth a list of (E) Company Products and Services and (F) Future Company Products and Services.

(ii)  Section 4.20(a)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of: (A) all agreements under which the Company or any of its subsidiaries has been granted a license or otherwise afforded the right to use, have access to or exercise any other rights with regard to Company Licensed Intellectual Property, other than those agreements for Company Licensed Intellectual Property that is commercial “shrink wrap” software or publicly available “shareware” or “freeware” software and (B) all agreements under which the Company or any of its subsidiaries has licensed to others the right to access or use Company Intellectual Property or exercise any other rights with regard thereto except for non-disclosure agreements, in each case with reasonable clarity and specificity.

(b)  The Company and its subsidiaries have taken all reasonable and appropriate steps when deemed necessary in the Company’s reasonable discretion to register all registrable Company Intellectual Property, other than Copyrights, with the applicable authorities in the United States, Japan, China, Korea, Canada, EU, India, Russian Federation, Turkey, Singapore, Benelux, Germany, Hong Kong, Italy, Taiwan, France, UK, Australia, Switzerland, Israel, Norway, Egypt, South Africa (in the case of Trademarks) and United States, European Patent Office, Japan, Hong Kong, Canada and Patent Cooperation Treaty countries (in the case of Patents), and all registrations for the Company Owned Intellectual Property, including for Patents and Trademarks, are registered in the name of the Company or its subsidiaries, as the case may be, and are subsisting.

(c)  The Company and its subsidiaries generally secure valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Company Products and Services and Future Company Products and Services of the rights to such contributions that the Company or its subsidiaries do not already own by operation of law. To the knowledge of the Company and its subsidiaries, each employee or consultant who has made any material contribution to the creation or development of Company Owned Intellectual Property has executed and delivered such an assignment.

(d)  The Company and its subsidiaries have taken reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that constitute any part of Company Intellectual Property that the Company reasonably intends to maintain as a Trade Secretor of any Company Licensed Intellectual Property.

(e)  There is no pending assertion or claim: (i) challenging the validity, enforceability, scope or effectiveness of, or contesting the Company’s or any of its subsidiaries’ rights with respect to, any Company Owned Intellectual Property, or (ii) to the knowledge of the Company, challenging the Company’s or any of its subsidiaries’ rights to use any Company Licensed Intellectual Property or the enforceability of any agreements or arrangements relating thereto.

(f)  Neither the Company nor any of its subsidiaries (i) is a party to any suit, action or proceeding which involves a claim of infringement, breach or misappropriation of any Intellectual Property of any person or (ii) has brought any action, suit or proceeding against any person for infringement or misappropriation of, or breach of any license or agreement involving, any Company Intellectual Property.

(g)  Neither Company Intellectual Property nor the use or other exploitation thereof by the Company or any of its subsidiaries (or any consultant, contractor or employee of the Company or any of its subsidiaries who contributes to or has contributed to or participated in the creation or development of Company Intellectual Property), nor the Company’s or any of its subsidiaries’ sale or provision of, or any other exercise of rights in respect of, any Company Products and Services, infringes on, misappropriates, breaches or violates the rights in Intellectual Property of any person, except for such infringements, misappropriations, breaches or violations that do not have, and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(h)  To the Company’s knowledge, the Future Company Products and Services material to or necessary for the conduct of the Company’s business do not infringe on, violate or misappropriate the rights in Intellectual Property of any person, except where liability for the foregoing may be avoided by a license available on commercially reasonable terms or by modification at reasonable cost and feasibility of the Future Company Products and Services in Company’s reasonable discretion, and except where such liability would not have a Material Adverse Effect on the Company.

(i)  Neither the Company nor any of its subsidiaries has given or received any notice of default or any event which with the lapse of time would constitute a material default under any agreement relating to Company Intellectual Property; neither the Company nor any of its subsidiaries, nor, to the knowledge of Company and its subsidiaries, any other party is currently in material default with regard to any agreement relating to Company Intellectual Property, and to the Company’s knowledge there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a material default by the Company or any of its subsidiaries under any agreement relating to Company Intellectual Property that would give any person any rights of termination, cancellation, acceleration of any performance under any such agreement or result in the creation or imposition of any Lien.

(j)  To the Company’s and each of its subsidiaries’ knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any person of any Company Intellectual Property. Other than in licenses of Company Products and Services, neither the Company nor any of its subsidiaries has entered into (i) any agreement to indemnify any other person against any charge of infringement, breach or misappropriation of any person’s rights in Intellectual Property or (ii) any agreement granting any person the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any Company Owned Intellectual Property.

(k)  To the Company’s and each of its subsidiaries’ knowledge, Company and its subsidiaries have not unlawfully used, disclosed or appropriated any confidential information or Trade Secret not owned by the Company or its subsidiaries in the course of conducting its and/or their respective businesses.

(l)  No person other than the Company, its subsidiaries, and third parties authorized to hold source codes pursuant to an escrow or other agreement, possesses any current or contingent rights to, or otherwise uses, any computer software source code that is part of Company Owned Intellectual Property. Section 4.20(l) of the Company Disclosure Schedule sets forth a complete and correct list of all such escrow and other agreements.

(m)  Except as set forth in Section 4.20(m) of the Company Disclosure Schedule, no third party has the right to receive a significant portion of the source code of any of the Company Products and Services as a result of any of the Company Products and Services incorporating, comprising, being derived from or being otherwise based upon, in whole or in part, all or any portion of any software code, module, or element constituting “open source software” (including but not limited to GPL’ed software, such as, without limitation, Gnu, MySQL, etc.).

(n)  As used in this Agreement:

“Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names (“Trademarks”); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights (“Patents”); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship, whether or not copyrightable, copyrights, copyright registrations and pending copyright registration applications and mask works (“Copyrights”); (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (“Trade Secrets”); (v); all internet protocol addresses and networks, including without limitation, DNS domain names, internet e-mail addresses, world wide web (www) and http addresses, network names, network addresses, (such as IPv4) and services (such as mail or website) whether or not used or currently in service, and any registrations relating thereto (“Network Identifiers”); (vi) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (vii) goodwill associated with the foregoing.

“Company Intellectual Property” means any and all Company Licensed Intellectual Property and Company Owned Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property owned by a third party that Company has license or other right to use.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned by the Company or its subsidiaries.

“Company Products and Services” means all material products and services (not including insignificant ones) commercially offered, sold, licensed, or otherwise provided commercially by Company and its subsidiaries to third parties within one year immediately preceding, or currently as of, the Closing Date.

“Future Company Products and Services” means material products and services not qualifying as Company Products and Services that (i) are expected to be generally offered commercially by Company and its subsidiaries to third parties within twenty (20) weeks of the Closing Date and (ii) are currently embodied in a product or service under formal development or test by Company as of the Closing Date.

4.21.    Interested Party Transactions.    Except as set forth in the Company SEC Reports filed prior to the date hereof, no event has occurred since January 1, 2000 that would be required to be reported by the Company as a “Certain Relationship” or “Related Transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Company has disclosed in Section 4.21 of the Company Disclosure Schedule all agreements that have been entered into by and between the Company or any of its subsidiaries and any Company subsidiary or affiliate.

4.22.    Opinion of Company Financial Advisor.    Credit Suisse First Boston (the “Company Financial Advisor”) has orally delivered to the Company Board its opinion, to be confirmed in its written opinion dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the holders of Shares in the Offer and the Merger is fair to the holders of Shares (other than Parent and its affiliates) from a financial point of view (a true and correct copy of which will promptly be furnished to Parent).

4.23.    Brokers.    No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company), is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its affiliates. A true, correct and complete copy of the engagement agreement with the Company Financial Advisor has been delivered to the Parent.

4.24.    Takeover Statutes, etc.    The Company Board has approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the execution, delivery and performance of the Stockholder Tender Agreement. The Company Board has adopted a resolution exempting, to the fullest extent permitted by applicable law, this Agreement and the Stockholder Tender Agreement and the transactions contemplated hereby and thereby from any Takeover Statutes of any state other than the State of Delaware that purport to apply to this Agreement and the Stockholder Tender Agreement and the transactions contemplated hereby and thereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Except as set forth in the section of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) that specifically relates to the correspondingly numbered section of this Article V, Parent and Purchaser hereby represent and warrant to the Company as follows:

5.1.    Organization.    (a)  Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b)  Each of Parent and Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not have, and would not have, individually or in the aggregate, a Material Adverse Effect on Parent or Purchaser, respectively.

5.2.    Authority Relative to This Agreement.    (a)  Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and constitutes a valid, legal and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity.

(b)  The Boards of Directors of Parent (the “Parent Board”) and Purchaser (the “Purchaser Board”) and Parent, in its capacity as the sole stockholder of Purchaser, have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and have taken all corporate and company actions required to be taken by the Parent Board, the Purchaser Board and by Parent, in its capacity as the sole stockholder of Purchaser, for the consummation of such transactions. No other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

5.3.    Offer Documents; Proxy Statement.    (a)  None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b)  None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4.    Consents and Approvals; No Violations.    (a)  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the NASD, the Exchange Act, the HSR Act, and any other national merger control law or foreign investment regulation, and the filing and recordation of a certificate of merger as required by the DGCL, or any state “blue sky” or tender offer statute, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Purchaser of this Agreement or the consummation by Parent or Purchaser of the transactions contemplated hereby except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not have, and would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)  Neither the execution, delivery and performance of this Agreement by Parent or Purchaser nor the consummation by Parent or Purchaser of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Purchaser, or of any similar organizational documents of any of Parent’s other subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of an obligation or the loss of any material benefit, or the creation of any Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Purchaser or any of Parent’s subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Law applicable to Parent or Purchaser or any of Parent’s subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent

5.5.    Financial Statements.    The audited and unaudited consolidated financial statements of Parent included (or incorporated by reference) in the Parent’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001, and its subsequent Quarterly Reports on Form 10-Q complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except as specifically indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

5.6.    Availability of Funds.    Parent has sufficient cash and cash equivalents to satisfy its obligations to purchase and pay for Shares pursuant to the Offer.

ARTICLE VI

COVENANTS

6.1.    Conduct of Business of the Company.    Except as contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, during the period from the date hereof to the date on which Purchaser first accepts Shares for payment pursuant to the Offer (the “Offer Acceptance Date”), the Company will, and will cause each of its subsidiaries to, in all material respects, conduct its operations in the ordinary course of business and with no less diligence and effort than would be applied in the absence of this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Company Disclosure Schedule, prior to the Offer Acceptance Date, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

(a)  amend its certificate of incorporation or bylaws (or other similar governing instrument);

(b)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance or sale of Shares pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) shares of Company Common Stock issuable upon exchange of the CDAI Exchangeable Shares, (iii) the issuance of options (A) as set forth in Section 6.1(b) of the Company Disclosure Schedule or (B) in the ordinary course of business consistent with past practice, to new hires of the Company plus not more than 75,000 additional options per quarter (provided, that none of the options permitted by this clause (iii)(B) shall be granted to any officer or director or any family member thereof), and (iv) as contemplated in Section 3.2(d) with regard to the Company Stock Purchase Plan;

(c)  (i)  split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries, other than with respect to the CDAI Exchangeable Shares or the repurchase of shares of Company Common Stock pursuant to existing contractual obligations or, at a price of not more than the Offer Price, pursuant to existing contractual rights;

(d)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(e)  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary, other than with respect to any redemption or call of the CDAI Exchangeable Shares;

(f)  (i)  incur or assume any long-term or short-term debt or issue any debt securities, except for (A) borrowings under existing lines of credit in the ordinary course of business or in amounts not material to the Company and its subsidiaries taken as a whole and (B) equipment leases pursuant to which the Company is obligated to make payments of not more than $25,000 individually and $100,000 in the aggregate; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and except for guarantees of obligations of subsidiaries of the Company; (iii) make or cancel, or waive any rights with respect to, any loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its tangible or intangible assets or properties, or create or suffer to exist any Lien thereupon;

(g)  except as may be required by Law or in the ordinary course of business consistent with past practice (other than with respect to directors or officers of the Company or their family members) or as expressly permitted by Section 6.1(b): enter into, adopt, amend, fund, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred or incentive compensation, labor, collective bargaining, employment, or other employee benefit, retention, change in control or similar agreement, trust, plan, fund, award or other arrangement;

(h)  except as expressly permitted by Section 6.1(b), take any action to accelerate the vesting of any Company Stock Options or other equity based awards, bonus or incentive compensation or other non-periodic compensation payment or award, or waive or otherwise impair any repurchase rights related to any such awards or compensation, or (except as required under the terms of agreements that are Company Benefit Plans as in effect on the date hereof) increase in any manner the compensation or benefits of any current or former director, officer, or (except in the ordinary course of business) any employee or consultant;

(i)  acquire, sell, lease or dispose of any assets or enter into any commitment or transaction outside the ordinary course of business which in the aggregate are material to the Company and its subsidiaries taken as a whole;

(j)  except as may be required by applicable Law or GAAP, change any of the accounting principles or practices used by it;

(k)  revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by GAAP;

(l)  (i)  acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein; (ii) enter into any material contract or agreement, other than a contract or agreement entered into in the ordinary course of business; (iii) make any amendment in a manner materially adverse to the Company and its subsidiaries taken as a whole to any material Company Contracts or any security of the Company or any subsidiary of the Company, other than amendments entered into in the ordinary course of business; (iv) authorize any new capital expenditure or expenditures which, individually, is in excess of one hundred thousand U.S. dollars (US$100,000) or, in the aggregate, are in excess of five hundred thousand U.S. dollars (US$500,000) in any fiscal quarter or (v) enter into any Customer Contract the breach of which would be caused by (or which would be terminable in a manner adverse to the Company or any its subsidiaries upon) the consummation of the Merger or the other transactions contemplated hereby;

(m)  make or revoke any Tax election that would result in at least $100,000 of Tax, or settle or compromise any Tax liability that exceeds $100,000, or file any refund claim that exceeds $100,000, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

(n)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the September 30 Balance Sheet, or incurred subsequent to such date in the ordinary course of business;

(o)  waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party, unless, after consultation with outside counsel, the Company Board reasonably determines in good faith that such waiver or agreement to modify may reasonably expected to be necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law;

(p)  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(q)  enter into any agreement or arrangement that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(r)  enter into any license, consulting agreement or other agreement with respect to the Company Owned Intellectual Property (other than licenses or other agreements that do not, in any case, involve rights to computer software source code); provided that the foregoing restriction shall not include any license, agreement or consulting arrangement that is granted in the ordinary course of business;

(s)  enter into, or adopt any agreement, or extend, modify or amend any existing agreement that contains any provision pursuant to which the transactions contemplated by this agreement could constitute a breach or could result in a forfeiture or other significant reduction in the benefits to the Company (and, after the acquisition, to the Parent) under such agreement;

(t)  directly or indirectly engage in any transaction with, or enter into any agreement with, any director, officer or affiliate of the Company or any family member of any such person except for transactions solely between the Company or any wholly-owned subsidiary of the Company and one or more wholly-owned subsidiaries of the Company; or

(u)  take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(t).

6.2.    Access to Information.    (a)  Between the date hereof and the Effective Time, the Company will give Parent and Purchaser and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, will permit Parent and Purchaser to make such inspections as Parent and Purchaser may reasonably require and will cause the Company’s officers and those of its subsidiaries to furnish or make available to Parent and Purchaser such financial and operating data and other information with respect to the business, properties and personnel of the Company and its subsidiaries as Parent or Purchaser may from time to time reasonably request, provided, that no investigation pursuant to this Section 6.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.

(b)  Between the date hereof and the Effective Time, the Company shall furnish or make available to Parent, (i) concurrently with the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company’s SEC filings, which (in the case of this clause (ii)) shall be in accordance with the books and records of the Company.

(c)  Parent will hold and will cause its authorized representatives to hold in confidence (and, to the extent applicable, return or destroy) all documents and information concerning the Company and its subsidiaries furnished to Parent in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement and the Non-Solicitation Agreement. The Company will hold and will cause its authorized representatives to hold in confidence (and, to the extent applicable, return or destroy) all documents and information concerning Parent and its subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreements pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated January 3, 2003 (the “Parent Confidentiality Agreement”).

(d)  Any documents or information disclosed by the Company or any of its subsidiaries to Parent in connection with this Agreement and the Merger, including those disclosed pursuant to Section 4.18(a), Section 6.1 or clauses (a) or (b) of this Section 6.2 shall be used by Parent solely for the evaluation of, and/or transitional planning in connection with, the transactions contemplated hereby and shall, for the avoidance of doubt, be subject to clause (b) of this Section 6.2; provided, that the restrictions set forth in this clause (c) shall not apply to the disclosure of any document or information that is exempted from the confidentiality restrictions set forth in the Confidentiality Agreement pursuant to the terms thereof.

6.3.    Dispositions.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

6.4.    CDAI Exchangeable Shares.    At such time on or after the Offer Acceptance Date as Parent shall specify at or after the consummation of the Offer, the Company shall take such action as Parent shall reasonably request and as shall be necessary, to (i) redeem the CDAI Exchangeable Shares in accordance with the Memorandum of Association of CDAI, and (ii) make the redemption payment required by such Memorandum of Association.

6.5.    Transfer of Numerical Taiwan Shares.    The Company shall use reasonable efforts to cause those shareholders (other than the Company) of Numerical Technologies, Inc. (Taiwan) (“Numerical Taiwan”) promptly to enter into an agreement with Parent to sell their shares of Numerical Taiwan, effective as of the Effective Time, for consideration of one dollar ($1.00) per share to Parent or such designees of Parent as Parent shall specify in its sole discretion.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1.    Proxy Statement.    Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.8, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date and shall use its best efforts to obtain the necessary approval of the Merger by its stockholders.

7.2.    Commercially Reasonable Best Efforts.    (a)  Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use commercially reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 7.2 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)  Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) use its commercially reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; and (ii) keep the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. For purposes of this Agreement, “Antitrust Law”) means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws (including other national merger control laws or foreign investment regulations) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)  In furtherance and not in limitation of the covenants of the parties contained in Sections 7.2(a) and 7.2(b), each of Parent and the Company shall use its commercially reasonable best efforts to resolve such objections if any, as may be asserted a Governmental Entity or other person with respect to the transactions contemplated hereby under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.2 shall (i) limit a Party’s right to terminate this Agreement pursuant to Article IX so long as such Party has theretofore complied in all material respects with its obligations under this Section 7.2 or (ii) require Parent to (A) enter into any “hold-separate” agreement or other agreement with respect to the disposition of any assets or businesses in order to obtain clearance from the FTC or the DOJ or any other antitrust or competition authorities to proceed with the consummation of the transactions contemplated hereby, except to the extent the assets or businesses covered by such agreement consist solely of products and technologies of the Company as of the date this Agreement is executed, and such assets would not be material to the operation of Parent and its subsidiaries taken as a whole following the Merger or (B) consummate the transactions contemplated hereby in the event that any consent, approval, authorization or statement of non-objection obtained in connection with this Agreement is conditioned upon the imposition of any other restrictions upon, or the making of any material accommodation (financial or otherwise) in respect of the conduct of the business of the Surviving Corporation or the Parent and its subsidiaries, or results, or would result in, the abrogation or diminishment of any authority or license granted by any Governmental Entity to, Company or Parent, except to the extent such restriction, accommodation or abrogation applies solely to the assets or businesses of the Company as of the date this Agreement is executed and would not materially affect the operations of Parent and its subsidiaries taken as a whole following the Merger.

(d)  The Company shall use its commercially reasonable best efforts in consultation with Parent to obtain any consents of third parties with respect to any Company Agreements that may be necessary or appropriate for the purposes of the transactions contemplated hereby.

7.3.    Acquisition Proposals.    (a)  The Company agrees that (i) it will not (and it will cause its subsidiaries and each officer, director or employee of the Company or any of its subsidiaries not to) directly or indirectly: (A) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined in Section 10.11 herein), (B) participate in any discussions or negotiations regarding, or furnish to any person any non-

public information with respect to the Company or any of its subsidiaries in connection with, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (C) enter into any agreement with respect to an Acquisition Proposal and (ii) it will not authorize or permit any investment banker, attorney or accountant, or other advisor or representative of, the Company or any of its subsidiaries to take any of the actions referred to in clauses (i)(A), (B) or (C); provided, however, that nothing contained in this Section 7.3(a) shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (1) the Company Board, after consultation with outside legal counsel, reasonably determines in good faith that such action may reasonably expected to be necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (2) the Company Board reasonably determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with an independent, nationally recognized financial advisor, that such Acquisition Proposal would, if consummated, be reasonably likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger (any such materially more favorable Acquisition Proposal being referred to herein as a “Superior Proposal”), and (3) prior to taking such action, the Company (x) provides three Business Day prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. The Company shall notify Parent of any Acquisition Proposal or request for nonpublic information by any person who is making, or who has indicated that it is considering making, an Acquisition Proposal (including, without limitation, all material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall thereafter promptly inform Parent of any changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information regarding the Company delivered to such person which has not previously been made available to Parent. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

(b)  The Company Board shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in Section 1.2(a), unless (i) the Company has complied with the terms of Section 7.3(a), (ii) the Company Board after consultation with outside legal counsel, determines in good faith that such action may reasonably expected to be necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (iii) the Company shall have received an Acquisition Proposal and the Company Board reasonably determines in good faith, after consultation with an independent, nationally recognized financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action (such notice to be delivered not less than three Business Days prior to the time such action is taken). Nothing contained in this Section 7.3(b) or otherwise in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

7.4.    Public Announcements.    Each of Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NASDAQ, as determined by Parent or the Company, as the case may be.

7.5.    Indemnification; Directors’ and Officers’ Insurance.    (a)  The Parent agrees that all rights now existing to exculpation, release, and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the “Indemnified Parties”) of the Company as provided in its certificate of incorporation or bylaws or in any agreement listed in Section 7.5 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect indefinitely in accordance with their terms following the Effective Time.

(b)  For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained for six years at a total cost to Parent not greater than 300 percent of the annual premium for the current Company directors’ and officers’ liability insurance as set forth in Section 7.5 of the Company Disclosure Schedule; provided, that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained for six years at a total cost equal to 300 percent of such annual premiums of the Company for such insurance. In addition, Parent shall allow such directors and officers to supplement or increase the coverage under any such policies at their own expense if such supplement or increase will not interfere with or adversely affect Parent’s maintenance of the Company’s directors’ and officers’ liability insurance.

7.6.    Notification of Certain Matters.    The Company shall, upon obtaining knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining knowledge of any of the following, give prompt notice to the Company: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be likely to cause any representation or warranty of such Party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such Party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time; (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii)

the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be likely to cause any condition to the obligations of any Party to effect the transactions contemplated hereby not to be satisfied; (iv) in the case of the Company, any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject; (v) any material notice or other material communication from any Governmental Entity in connection with the Offer or the Merger; (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company or any of its subsidiaries or Parent or any of its subsidiaries, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 of the Company Disclosure Schedule or which relate to the consummation of the Merger; (vii) in the case of the Company, any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or (viii) any event or occurrence that has had, or would reasonably be likely to have, a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.7.    Employee Matters.    On or as soon as practicable following the Effective Time, those employees of the Company and its subsidiaries who will continue employment with Parent or the Surviving Corporation (“Continuing Employees” ) shall be eligible to participate in those benefit plans and programs maintained by Parent for similarly situated employees of Parent generally (or in substantially similar programs), but explicitly excluding individual plans, programs, arrangements or agreements, on the same terms applicable to similarly situated employees of Parent. Each Continuing Employee shall be given credit under the employee benefit plans, programs or policies of Parent, for purposes of eligibility to participate and vesting (but not for benefit accrual purposes excepting vacation, paid time-off and sabbatical accrual purposes), for his or her period of service with the Company or any of its subsidiaries credited under a similar plan prior to the Effective Time, subject to applicable break in service rules. Each such employee shall, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such individual has paid to date in the plan year of the Effective Time under comparable plans or programs maintained by the Company or any of its subsidiaries prior to the Effective Time. Each Continuing Employee and eligible dependent who, at the Effective Time, was participating in an employee group health plan maintained by the Company or any of its subsidiaries shall not be excluded from Parent’s employee group health plan or limited in coverage thereunder by reason of any waiting period restriction or pre-existing condition limitation that would not have excluded such claim under the applicable Company Plan.

7.8.    SEC Filings.    The Company shall furnish or make available to the Parent copies of all reports, proxy statements and prospectuses of the type referred to in Section 4.4 which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto.)

7.9.    Fees and Expenses.    Subject to Section 9.5, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except that all fees, costs and expenses of printing and mailing the Offer Documents and Schedule 14D-9 shall be shared equally by the Company and Parent. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

7.10.    Takeover Statutes.    If any Takeover Statute is or may become applicable to the Offer or the Merger, each of Parent and Company shall use their respective commercially reasonable best efforts to ensure that the transactions contemplated by this Agreement and the Stockholder Tender Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use best efforts to eliminate or minimize the effects of any Takeover Statute on the Offer or the Merger.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1.    Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligations of each Party to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:

(a)  Unless the merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.8, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company required by and in accordance with applicable law.

(b)  There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

(c)  Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

9.1.    Termination by Mutual Agreement.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

9.2.    Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if any Law permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the provisions of the Stockholder Tender Agreement relating to the tender, non-withdrawal and voting of Shares shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

9.3.    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of Shares by Purchaser pursuant to the Offer, by action of the Company Board, if:

(a)  (i)  Purchaser fails to commence the Offer in violation of Section 1.1 hereof, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before August 31, 2003 or the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to clause (ii) of this Section 9.3(a) if the failure of Purchaser to accept for payment and pay for Shares pursuant to the Offer by the date referred to in such clause (ii) or such expiration or termination of the Offer resulted from the Company’s failure to perform any of its obligations under this Agreement or from the failure of the Offer Condition in paragraph 2(d) of Exhibit A to this Agreement; or

(b)  (i)  the Company has complied with the terms of Section 7.3(a), (ii) the Company Board after consultation with outside legal counsel, determines in good faith that such action may reasonably be expected to be necessary for the Company Board to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (iii) the Company shall have received an Acquisition Proposal and the Company Board reasonably determines in good faith, after consultation with an independent, nationally recognized financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (iv) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action (such notice to be delivered not less than three Business Days prior to the time such action is taken) and (v) the Company concurrently with such termination makes the payment required by Section 9.5.

9.4.    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board if:

(a)  due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, (i) Purchaser shall have not commenced the Offer within the time required by Section 1.1, (ii) subject to Section 1.1. hereof, the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto or (iii) Purchaser shall not have accepted for payment Shares pursuant to the Offer prior to August 31, 2003; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4(a) if Parent’s or Purchaser’s breach of this Agreement was the cause of, or resulted in, the failure of any of the Offer Conditions or the failure of the Parent to have accepted for payment Shares pursuant to the Offer, and provided, further, that, if the sole unsatisfied Offer Condition is paragraph 2(d) of Exhibit A to this Agreement, such termination may be effected by Parent only if the breach or failure to perform or comply is not capable of being cured (it being understood that a willful failure to comply with Section 7.3 is not capable of being cured) or, if such breach or failure is capable of being cured, has not been cured within fifteen days following receipt by the Company of written notice of such breach or failure; or

(b)  prior to the purchase of Shares by Purchaser pursuant to the Offer, (i) the Company Board shall have withdrawn or modified the recommendation of the Company Board referred to in Section 1.2(a), or (ii) any person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of a majority of the outstanding Shares.

9.5.    Effect of Termination and Abandonment.    (a)  Except as provided in Section 9.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than this Section 9.5 and Sections 6.2(c), 6.2(d) and 7.9 and Article X) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as set forth in Section 9.5(e) below, no such termination shall relieve any Party hereto of any liability or damages resulting from (i) any willful and material breach of any representations or warranties contained in this Agreement or (ii) any willful and material breach of any covenant or agreement contained in this Agreement.

(b)  In the event that:

(i)  this Agreement is terminated by the Company pursuant to Section 9.3(b) or by Parent pursuant to Section 9.4(b); or

(ii)  at any time on or after the date hereof and prior to the termination of this Agreement pursuant to this Article IX it shall be publicly disclosed that an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, and thereafter this Agreement is terminated pursuant to Section 9.3(a)(ii) or Section 9.4(a) (A) following a failure of the Offer Condition set forth in paragraph 2(d) of Exhibit A to be satisfied or (B) as a result of a failure of the Minimum Tender Condition to be satisfied at any expiration of the Offer when all other Offer Conditions have been satisfied or waived, and, in the case of either clause (A) or clause (B), within 12 months of such termination, (x) the Company enters into an agreement with respect to any Acquisition Proposal or (y) any Acquisition Proposal is consummated;

then the Company shall pay Parent a termination fee of ten million U.S. dollars (US$10,000,000) in same-day funds. Such payment shall be made (I) concurrently with such termination in the case of a termination by the Company pursuant to Section 9.3(b), (II) on the first Business Day following the date of such termination in the case of a termination by Parent pursuant to Section 9.4(b) and (III) on the first Business Day after the occurrence of any of the events referred to in clauses (x) and (y) of Section 9.5(b)(ii) in the case of a fee payable pursuant to Section 9.5(b)(ii).

(c)  The Company acknowledges that the agreements contained in Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or Purchaser would not have entered into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.5(b), as applicable, and, in order to obtain such payment, Parent commences a suit which results in a judgment for the fee set forth in this Section 9.5, the Company shall pay any costs and expenses (including attorneys’ fees) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate of Citibank N.A. in effect from time to time during such period plus two percent.

(d)  If Parent would be entitled to terminate this Agreement and receive a fee pursuant to Section 9.5(b)(ii)(A), termination of this Agreement and collection of such fee shall be the exclusive remedy of Parent and Purchaser in respect of any breach, failure, untruth or incorrectness referred to in paragraph 2(d) of Exhibit A.

9.6.    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Purchaser at any time before or after approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of the Company stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

9.7.    Extension; Waiver.    At any time prior to the Effective Time, each Party hereto (for these purposes, Parent and Purchaser shall together be deemed one Party and the Company shall be deemed the other Party) may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of either Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

10.1.    Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2.    Entire Agreement; Assignment.    (a)  This Agreement (including the schedules) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Parent Confidentiality Agreement and the Non-Solicitation Agreement.

(b)  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; provided, however, that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

10.3.    Notices.    All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five Business Days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient and (iv) one Business Day following sending by overnight delivery via a national courier service, and in each case, addressed to a Party at the following address for such Party:

if to Parent or to Purchaser, to:

Synopys, Inc.
700 East Middlefield Road
Mountain View, CA 94043
Attention: Steven K. Shevick, Esq.
Facsimile: (650) 584-4396

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: (212) 225-3999

if to the Company, to:

Numerical Technologies, Inc.
70 West Plumeria Avenue
San Jose, CA 95134
Attention: Chief Financial Officer
Fax: (408) 919-1920

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attention: John V. Roos, Esq.
Facsimile: (650) 493-6811

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

10.4.    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof.

10.5.    Descriptive Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

10.6.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, except for Section 7.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties) is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.7.    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.8.    Enforcement; Jurisdiction.    Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

10.9.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

10.10.    Interpretation.    (a)  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b)  The phrase “made available” in this Agreement shall mean that the information referred to (i) has been actually delivered to the Party to whom such information is to be made available or its outside counsel, (ii) is included in a Company SEC Report (or in any document that is an exhibit thereto (including any exhibit incorporated by reference)) or (iii) is contained in a document that has been filed prior to December 28, 2002 in the room at the offices of Wilson Sonsini Goodrich & Rosati in Menlo Park, California that has been designated as the data room for the purposes of the transactions contemplated by this Agreement or was subsequently filed on or prior to January 12, 2003 if counsel for Parent was also notified of such additional filing prior to the date hereof.

(c)  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.11.    Definitions.    (a)  “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) with respect to the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or its subsidiaries whose assets, individually or in the aggregate, would constitute 40 percent or more of the consolidated assets of the Company, taken as a whole; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40 percent or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 40 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b)  An “affiliate” of a person, unless otherwise defined herein, shall have the meaning provided in Rule 12b-2 under the Exchange Act.

(c)  “Business Day” shall have the meaning provided in Rule 14d-1(g) under the Exchange Act.

(d)  “knowledge” or “best knowledge” means, (i) with respect to the Company and its subsidiaries, the knowledge, or best knowledge, as the case may be, of Yagyensh C. Pati, Richard C. Mora and Kent Richardson and (ii) with respect to Parent and its subsidiaries, the knowledge, or best knowledge, as the case may be, of Aart J. de Geus, Chi-Foon Chan and Steven K. Shevick, in the case of each of clauses (i) and (ii) after due inquiry, including inquiry of such party’s counsel and other officers or employees of such party responsible for the relevant matter.

(e)  “Material Adverse Effect” means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably expected to be, materially adverse to (i) the business, assets, properties, condition (financial or otherwise) or results of operations of such entity and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any change, circumstance or effect resulting from (A) general changes in the industries in which either the Company and its subsidiaries or Parent and its subsidiaries operate, as the case may be, except those changes, circumstances or effects that adversely affect, respectively, the Company and its subsidiaries or Parent and its subsidiaries, to a materially greater extent than they affect other entities operating in such industries, (B) changes in general economic conditions or changes in securities markets in general or (C) effects of the public announcement or pendency of the transactions contemplated hereby. For the avoidance of doubt, a failure by the Company to meet the financial performance expectations of financial analysts for any quarter prior to the Effective Time shall not, in and of itself, be deemed to be a Material Adverse Effect.

(f)  “parties” shall mean Parent, Purchaser and the Company.

(g)  “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(h)  “subsidiary” means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of, which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SYNOPSYS, INC.

By:	/s/ AART DE GEUS
Name: Aart de Geus Title: Chief Executive Officer

NEON ACQUISITION CORPORATION

By:	/s/ STEVEN K. SHEVICK
Name: Steven K. Shevick Title: President

NUMERICAL TECHNOLOGIES, INC.

By:	/s/ NARENDRA K. GUPTA
Name: Narendra K. Gupta Title: Interim President and Chief Executive Officer

EXHIBIT A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1.    Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, unless prior to the expiration of the initial offering period for the Offer, as the same may be extended (the “Expiration Date”) (i) there shall be validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by Parent or Purchaser (including by reason of the Stockholder Tender Agreement), constitutes at least a majority of the total number of outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares which the Company may be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or otherwise, whether or not vested or then exercisable) on the date Shares are accepted for payment (the “Minimum Tender Condition”), or (ii) any applicable waiting period under the HSR Act or any other national merger control law or foreign investment regulation shall have expired or been terminated.

2.    Additionally, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered in the Offer and may, subject to the terms of the Merger Agreement, amend the Offer if any of the following conditions exist:

(a)
there shall have been any action taken by a Governmental Entity that would, or is reasonably likely, directly or indirectly, to, (1) restrain, enjoin or otherwise prohibit any of the transactions contemplated by the Offer or the Merger Agreement, (2) impose material limitations on the ability of Parent, Purchaser or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, or (3) require, or condition any approval on, the divestiture by Parent, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective subsidiaries or affiliates to take, or condition any approval on, any action referred to in Section 7.2(c)(ii) of the Merger Agreement, except as expressly provided therein;

C-1

(b)
there shall have been threatened (which threat shall not have been withdrawn) or there shall be pending, any action, proceeding or counterclaim by or before any Governmental Entity, challenging the making or consummation of the Offer or the Merger or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (1) to (3) of paragraph (a) above;

(c)	there shall have occurred any change, circumstance or effect that constitutes a Material Adverse Effect with respect to the Company;

(d)
the Company shall have breached or failed to perform or comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or any representation or warranty of the Company contained in the Merger Agreement shall not be true and correct; provided that:

(i)
all such representations and warranties shall be interpreted without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Material Adverse Effect”;

(ii)	any such representation or warranty contained in Section 4.2 shall be deemed untrue if it shall fail to be true and correct except to a deminimis extent;

(iii)
any such representation or warranty (other than any representation or warranty referred to in clause (ii) above) shall be deemed untrue if such representation or warranty shall fail to be true and correct in all respects except where the failure of all such representations and warranties to be true and correct has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company;

in each case at any scheduled expiration of the Offer (except for representations and warranties made as of a specified date, which need be true as of the specified date); or

(e)	the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or such amendment of the Offer;

which, in the reasonable judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the acceptance for payment of Shares, or

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(except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.

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